Exhibit 10.43

Joseph M. Scaminace
Chairman & Chief Executive Officer
September 7, 2005
Ms. Valerie Gentile Sachs
Dear Valerie:
I am pleased to offer you the position of Vice President, General Counsel and Secretary, reporting to me. You will be the Chief Legal Officer of OM Group, Inc., and a member of our Executive Committee. As Chief Legal Officer you will be responsible for the oversight and management of all legal operations and activities of the company. We have tremendous challenges ahead as we grow the business and set clear expectations and standards for our organization. I am excited about the contribution I know you will make to our performance.
The following confirms the terms of our offer:
1.	First year base salary of $325,000, with an annual salary and performance review in February, 2006, and each year thereafter.
2.	Your start date will be September 26, 2005.
3.	You will participate in our key management short term incentive plan under which you will be eligible to receive an annual cash bonus for each fiscal year of the Company ending during your employment. Under the program, the Compensation Committee in consultation with me awards bonuses at its discretion based on individual performance and company results. The target amount of your bonus is 50% of your base salary although your actual bonus could be greater or lesser (0% to 100%) based on the level of achievement of established performance goals. Your bonus will be paid in accordance with the Company’s practices for senior executives and is typically payable in February of each year. For the Company’s fiscal year ending December 31, 2005, you are guaranteed to receive a bonus of $200,000.
World Headquarter
127 Public Square — 1500 Key Tower — Cleveland, OH 44114-1221
Tel. 216.263.7475 — Fax 216.263.7757 — Email joe.scaminace@na.omgi.com

4.	In addition to your salary and bonus, you will be awarded stock options to purchase 50,000 shares of the Company’s common stock. Options are priced on the date of grant and will vest 33 1/3 % per year for each full year of your continuous employment commencing on the first anniversary of the date of grant. The date of grant will be your first day of employment. Thereafter stock options are typically granted in February of each year and you will be eligible to receive additional grants (starting in February 2006) in accordance with the Company’s practices for senior executives.
5.	You will be immediately eligible to participate in all of the Company’s executive compensation plans, including any management incentive plans, life insurance plans, deferred compensation plans, supplemental retirement plans and equity plans, in which senior executives of the Company participate.
6.	We will provide you with a car allowance in the amount of $1,500 per month. This allowance is intended to cover all costs, which include but are not limited to the purchase or lease price of a vehicle, insurance, registration, maintenance, taxes, etc. The allowance will be included in your paycheck on the first pay period of each month.
7.	You are eligible for four (4) weeks of paid vacation and five (5) personal days of paid time off immediately.
8.	You are eligible for participation in the Company’s employee benefit and welfare plans, including the Company’s Profit Sharing and Retirement Savings Plan (and any other plans providing for retirement benefits), medical, dental, vision, hospitalization, life or disability insurance and flexible spending . Your benefits will become effective on your start date. Enclosed are the highlights of our benefit plans.
9.	You will be reimbursed for your club and athletic dues and fees up to $7,600 annually.
10.	We will pay your annual American, Ohio and Cleveland Bar Association dues.
11.	We will pay for indoor assigned parking for you at the Company’s headquarters.
12.	We will enter into an agreement relative to change of control with you within seven (7) days of your start date. The agreement will be in the form approved for all other similarly situated senior executives.
13.	Within thirty (30) days of your start date we will enter into an agreement relative to severance (one year base and bonus at target) in the event of (i) your termination without cause, or (ii) your departure from the company as a result of a material change in your reporting structure, including the termination or departure of Joseph Scaminace as Chief Executive Officer of the company. This severance agreement will be for a term of three (3) years and may be renewed at the discretion of the Compensation Committee.
World Headquarter
127 Public Square — 1500 Key Tower — Cleveland, OH 44114-1221
Tel. 216.263.7475 — Fax 216.263.7757 — Email joe.scaminace@na.omgi.com

     Please confirm your agreement to accept this position by returning one copy of this letter; you may retain one copy for your records. We look forward to your start date and to working with you.
Sincerely,

/s/ Joseph M. Scaminace

Joseph M. Scaminace
Chief Executive Officer
Agreed to this ____ day of ____________, 2005

______________________________________________
Valerie Gentile Sachs
World Headquarter
127 Public Square — 1500 Key Tower — Cleveland, OH 44114-1221
Tel. 216.263.7475 — Fax 216.263.7757 — Email joe.scaminace@na.omgi.com